Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Form S-8) of Webster Financial Corporation pertaining to the registration of shares for the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan and the Webster Financial Corporation Employee Stock Purchase Plan (the “Registration Statement”) of our reports dated February 26, 2010, with respect to the consolidated financial statements of Webster Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Webster Financial Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 25, 2010